================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*


                                Pharmasset, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    71715N106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 2 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM IV GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 3 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM IV Management GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 4 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM V Life Science Ventures GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 5 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM Capital GmbH
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 6 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       TVM V Life Science Ventures Management GmbH & Co. KG
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 7 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Hubert Birner
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 8 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Friedrich Bornikoel
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  71715N106                   13G                          PAGE 9 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Gert Caspritz
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 10 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark Cipriano
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 11 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Christian Claussen
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 12 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       John DiBello
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 13 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Stefan Fischer
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 14 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Alexandra Goll
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 15 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Axel Polack
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 16 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       David Poltack
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 17 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Hans Schreck
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 18 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Helmut Schuhsler
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Austria
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 19 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Bernd Seibel
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,852,868
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,852,868
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,852,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 20 OF 28
====================                                               =============

ITEM 1(A).   NAME OF ISSUER:
             --------------
             Pharmasset, Inc. (the "Issuer").

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------
             303-A College Road East, Princeton, New Jersey 08540.

ITEM 2(A).   NAME OF PERSONS FILING:
             ----------------------
             This statement is filed by TVM IV GmbH & Co. KG ("TVM IV"); TVM IV Management GmbH & Co. KG, the managing limited partner and investment committee of TVM IV ("TVM IV Management"); TVM V Life Science Ventures GmbH & Co. KG ("TVM V LS"); TVM V Life Science Ventures Management GmbH & Co. KG, the managing limited partner and investment committee of TVM V LS ("TVM V LS Management"); TVM Capital GmbH ("TVM Capital"), the sole general partner of TVM IV and TVM V LS; Friedrich Bornikoel ("Bornikoel"), John DiBello ("DiBello"), Alexandra Goll ("Goll"), Helmut Schuhsler ("Schuhsler") and Bernd Seibel ("Seibel"), who are members of TVM Capital (collectively the "TVM Capital Managers"); Dr. Gert Caspritz ("Caspritz"), Christian Claussen ("Claussen"), and Hans Schreck ("Schreck"), who, together with the TVM Capital Managers, are limited partners of, and serve as members of the investment committee of TVM IV Management (collectively, the "TVM IV Managers"); and Hubert Birner ("Birner"), Mark Cipriano ("Cipriano"), Stefan Fischer ("Fischer"), Axel Polack ("Polack") and David Poltack ("Poltack"), who, together with the TVM Capital Managers and Caspritz, are limited partners of, and serve as members of the investment committee of TVM V LS Management (collectively, the "TVM V LS Managers"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------
             The principal business address for TVM IV, TVM IV Management, TVM Capital, TVM V LS, TVM V LS Management, Birner, Bornikoel, Claussen, Fischer, Goll, Polack, Schreck, Schuhsler and Seibel is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Caspritz, Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110.

ITEM 2(C).   CITIZENSHIP:
             -----------
             TVM Capital is a German limited liability company. TVM IV, TVM IV Management, TVM V LS, and TVM V LS Management are German limited partnerships. Cipriano, DiBello and Poltack are citizens of the United States. Birner, Bornikoel, Caspritz, Claussen, Fischer, Goll, Polack, Schreck and Seibel are citizens of Germany. Schuhsler is a citizen of Austria.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             ----------------------------
             Common Stock, $0.001 par value per share (the "Common Stock").

ITEM 2(E).   CUSIP NUMBER:
             ------------
             71715N106

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 21 OF 28
====================                                               =============

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
             -----------------------------------------------------------------
             OR (C), CHECK WHETHER THE PERSON FILING IS A:
             --------------------------------------------
             Not applicable.

ITEM 4.      OWNERSHIP.
             ---------
             (a) Amount Beneficially Owned:

             TVM IV is the record owner of 977,803 shares of Common Stock as of December 31, 2007 (the "TVM IV Shares"). TVM V LS is the record owner of 875,065 shares of Common Stock as of December 31, 2007 (together with the TVM IV shares, the "Record Shares"). By virtue of their business affiliations, each of the Reporting Persons may be deemed to beneficially own all of the Record Shares, a total of 1,852,868 shares of Common Stock.


             (b) Percent of Class:

             See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 21,290,614 shares of Common Stock reported to be outstanding as of January 25, 2008, in the Issuer's most recently filed Schedule 14A as filed with the SEC on January 25, 2008.

             (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                  (iii) sole power to dispose or to direct the disposition: See line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition:
                        See line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             --------------------------------------------
             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------
             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
             ---------------------------------------------------------------
             CONTROL PERSON.
             --------------
             Not applicable.

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 22 OF 28
====================                                               =============

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b)

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------
             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------
             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 23 OF 28
====================                                               =============

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2008

TVM CAPITAL GMBH


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


TVM IV GMBH & CO. KG

By: TVM Capital GmbH
    its general partner


       By: /s/ Dr. Helmut Schuhsler
           ---------------------------------------
           Name:  Dr. Helmut Schuhsler
           Title: Managing Partner


       By: /s/ Bernd Seibel
           ---------------------------------------
           Name:  Bernd Seibel
           Title: CFO


TVM IV MANAGEMENT GMBH & CO. KG


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


TVM V LIFE SCIENCE VENTURES GMBH & CO. KG


By: TVM Capital GmbH
    its general partner


       By: /s/ Dr. Helmut Schuhsler
           ---------------------------------------
           Name:  Dr. Helmut Schuhsler
           Title: Managing Partner


       By: /s/ Bernd Seibel
           ---------------------------------------
           Name:  Bernd Seibel
           Title: CFO

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 24 OF 28
====================                                               =============


TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


/s/Hubert Birner
---------------------------------------
Hubert Birner


/s/Friedrich Bornikoel
---------------------------------------
Friedrich Bornikoel


/s/Dr. Gert Caspritz
---------------------------------------
Dr. Gert Caspritz


/s/Mark Cipriano
---------------------------------------
Mark Cipriano


/s/Christian Claussen
---------------------------------------
Christian Claussen


/s/John J. DiBello
---------------------------------------
John J. DiBello


/s/Stefan Fischer
---------------------------------------
Stefan Fischer


/s/Alexandra Goll
---------------------------------------
Alexandra Goll


/s/Axel Polack
---------------------------------------
Axel Polack


/s/David Poltack
---------------------------------------
David Poltack

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 25 OF 28
====================                                               =============


/s/Hans Schreck
---------------------------------------
Hans Schreck


/s/Helmut Schuhsler
---------------------------------------
Helmut Schuhsler


/s/Bernd Seibel
---------------------------------------
Bernd Seibel

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 26 OF 28
====================                                               =============

                                                                       EXHIBIT 1
                                                                       ---------
                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Pharmasset, Inc.

EXECUTED as a sealed instrument this 12th day of February, 2007.


TVM CAPITAL GMBH


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


TVM IV GMBH & CO. KG

By: TVM Capital GmbH
    its general partner


       By: /s/ Dr. Helmut Schuhsler
           ---------------------------------------
           Name:  Dr. Helmut Schuhsler
           Title: Managing Partner


       By: /s/ Bernd Seibel
           ---------------------------------------
           Name:  Bernd Seibel
           Title: CFO


TVM IV MANAGEMENT GMBH & CO. KG


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


TVM V LIFE SCIENCE VENTURES GMBH & CO. KG


By: TVM Capital GmbH
    its general partner


       By: /s/ Dr. Helmut Schuhsler
           ---------------------------------------
           Name:  Dr. Helmut Schuhsler
           Title: Managing Partner


       By: /s/ Bernd Seibel
           ---------------------------------------
           Name:  Bernd Seibel
           Title: CFO

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 27 OF 28
====================                                               =============


TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG


By: /s/ Dr. Helmut Schuhsler
    ---------------------------------------
    Name:  Dr. Helmut Schuhsler
    Title: Managing Partner


By: /s/ Bernd Seibel
    ---------------------------------------
    Name:  Bernd Seibel
    Title: CFO


/s/Hubert Birner
---------------------------------------
Hubert Birner


/s/Friedrich Bornikoel
---------------------------------------
Friedrich Bornikoel


/s/Dr. Gert Caspritz
---------------------------------------
Dr. Gert Caspritz


/s/Mark Cipriano
---------------------------------------
Mark Cipriano


/s/Christian Claussen
---------------------------------------
Christian Claussen


/s/John J. DiBello
---------------------------------------
John J. DiBello


/s/Stefan Fischer
---------------------------------------
Stefan Fischer


/s/Alexandra Goll
---------------------------------------
Alexandra Goll


/s/Axel Polack
---------------------------------------
Axel Polack


/s/David Poltack
---------------------------------------
David Poltack

====================                                               =============
CUSIP NO.  71715N106                   13G                         PAGE 28 OF 28
====================                                               =============

/s/Hans Schreck
---------------------------------------
Hans Schreck


/s/Helmut Schuhsler
---------------------------------------
Helmut Schuhsler


/s/Bernd Seibel
---------------------------------------
Bernd Seibel